April 28, 2003

Transamerica Financial Life Insurance Company

AEGON Financial Services Group, Inc.

400 West Market Street

Louisville, Kentucky 40202

RE: TFLIC Separate Account B—Opinion and Consent

To Whom It May Concern:

This opinion and consent is furnished in connection with the filing of Post-Effective Amendment No. 6 to Registration Statement on Form N-4 under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 19 to the Registration Statement on Form N-4 under the Investment Company Act of 1940, as amended (the “1940 Act”), File No. 811-6298, 333-65131 (the “Registration Statement”), of TFLIC Separate Account B (“Separate Account B”). Separate Account B receives and invests premiums allocated to it under an individual flexible premium multi-funded annuity contract, the Vanguard Variable Annuity Contract (the “Annuity Contract”). The Annuity Contract is offered in the manner described in the prospectus contained in the Registration Statement (the “Prospectus”).

In my capacity as legal adviser to Transamerica Financial Life Insurance Company (“TFLIC “), I hereby confirm the establishment of Separate Account B as a separate account for assets applicable to the Annuity Contract, pursuant to the provisions of Section 4240 of the New York Insurance Statutes. In addition, I have made such examination of the law in addition to consultation with outside counsel and have examined such corporate records and such other documents as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my professional opinion that:

1.	Transamerica Financial Life Insurance Company is a corporation duly organized and validly existing under the laws of the State of New York.

2.	Separate Account B is an account maintained by TFLIC pursuant to the laws of the State of New York, under which income, capital gains, and capital losses incurred on the assets of Separate Account B will be credited to or charged against the assets of Separate Account B, without regard to the income, capital gains or capital losses arising out of any other business which TFLIC may conduct.

3.	Assets allocated to Separate Account B are owned by TFLIC The assets in Separate Account B attributable to the Annuity Contract generally will not be chargeable with liabilities arising out of any other business which TFLIC may conduct. The assets of Separate Account B will be available to cover the general liabilities of TFLIC only to the extent that the assets of Separate Account B exceed the liabilities arising under the Annuity Contracts.

4.	The Annuity Contracts will have been duly authorized by TFLIC and, when sold in jurisdictions authorizing such sales, in accordance with the Registration Statement, will constitute validly issued and binding obligations of TFLIC in accordance with their terms.

5.	Owners of the Annuity Contracts, as such, will not be subject to any deductions, charges, or assessments imposed by TFLIC other than those provided in the Annuity Contract.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Brenda D. Sneed

Brenda D. Sneed

Assistant General Counsel, FMG